Exhibit 99.1
ADMINISTRATIVE COMMITTEE
OF
LOWE’S COMPANIES, INC.

December 11, 2019

Amendment of Lowe’s 401(k) Plan

WHEREAS, Lowe’s Companies, Inc. (the “Company”) maintains the Lowe’s 401(k) Plan (the “Plan”); and

WHEREAS, the Committee has the authority to make amendments to the Plan that will not result in a significant cost increase, will not result in the issuance of Lowe’s stock and are not limited in impact to only officers of the Company; and

WHEREAS, the Committee believes it is appropriate and in the best interest of the Company to amend the Plan to (i) change the restriction on in-service distributions from once to once annually, and (ii) merge the Maintenance Supply Headquarters, LP 401(k) Plan into the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Committee hereby approves and adopts an amendment to the Plan substantially in the form attached hereto as Exhibit A.

Exhibit A

AMENDMENT NUMBER NINE TO THE
LOWE’S 401(k) PLAN

This Amendment Number Nine to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”).

W I T N E S S E T H:
WHEREAS, the Company currently maintains the Plan for the benefit of its eligible employees and the eligible employees of its subsidiaries which have adopted and participate in the Plan; and
WHEREAS, the Company desires to amend the Plan to (i) change the restriction on in-service distributions from once to once annually, and (ii) merge the Maintenance Supply Headquarters, LP 401(k) Plan into the Plan;
NOW, THEREFORE, the Company hereby amends the Plan effective as of the dates specified herein, as follows:
1.     Effective as of January 1, 2020, Section 10(b) of the Plan shall be deleted in its entirety and replaced with the following:
“(b)    Age 59‑1/2 and Disability Withdrawals. Effective as of January 1, 2020, an Employee who is a Participant may request a full or partial distribution from the Participant’s Capital Accumulation once per Plan Year after they attains age 59 ½. An Employee who is a Participant may request a one-time withdrawal of their entire Capital Accumulation after they incur a disability. For purposes of this Section 10(b), ‘disability” shall mean a disability for which the Employee has been determined by the Social Security Administration to be entitled to Social Security disability income benefits. An application for a withdrawal by an eligible Participant under this Section 10(b) may be made through any electronic medium designated by the Committee. A Participant who receives a withdrawal under this Section 10(b) shall continue to participate in the Plan.”
2.    Effective as of December 31, 2019, the following paragraphs shall be added to the beginning of Section 19 (before Section 19(a)), and Section 19(a)(4), Section 19(a)(6) and Section 19(a)(8) shall be deleted:
“In the event a plan (the “Merged Plan”) is merged into the Plan, each participant or beneficiary in the Merged Plan as of the date immediately before the merger shall be entitled to receive a benefit under the Plan immediately after the merger (if the Plan then terminated) that is equal to or greater than the benefit they would have been entitled to receive under the Merged Plan as of the date immediately before the merger (had that plan then terminated). Each Participant or Beneficiary in the Plan as of the date immediately before the merger shall be entitled to receive a benefit under the Plan immediately after the merger (if the Plan then terminated) that is equal to or greater than the benefit they would have been entitled to receive immediately before the merger (had the Plan then terminated).
The participants' accounts payable under the Merged Plan shall, to the extent required by law, be provided under the Plan from and after the date of merger under the same terms and conditions, in the same amount, form and manner, and at the same time and frequency as under the Merged Plan, as in effect on the day prior to the date of merger. All forms of benefit payments available to participants and beneficiaries under the Merged Plan, as in effect on the date of merger shall continue to be available, to the extent required by law, under the Plan for such participants and beneficiaries from and after the merger with respect to their accounts under the Merged Plan. Notwithstanding the foregoing, the forms of distribution available under the Merged Plan that are not otherwise available under the Plan shall be eliminated, to the extent permitted by law. Such forms of distribution shall be eliminated in accordance with the requirements of (and only to the extent permitted under) Section 411(d)(6) of the Code and any regulations thereunder.
This Section 19 shall not create any benefit or entitlement for any person where none existed under the terms of the Plan or the Merged Plan in effect prior to the merger.

3.	The following new Section 19(b) shall be added to the Plan:
“(b)    Merger of the Maintenance Supply Headquarters, LP 401(k) Plan.

(1)
Effective as of December 31, 2019 (or such other date established by Lowe's, the “Merger Date”), the Maintenance Supply Headquarters, LP 401(k) Plan (the "MSH Plan") is merged with and made a part of the Plan. In such regard, and as a part of the merger, on the Plan Merger Date the trust maintained for the MSH Plan shall become a part of the trust maintained for the Plan, and the transferred assets of the MSH Plan shall thereupon become assets of the Plan. Upon consummation of the merger on the Merger Date and thereafter (a) the Plan shall be the successor in interest to, and shall have and assume all liabilities of, the MSH Plan, (b) no further contributions shall be made to, and no further benefits shall accrue under, the MSH Plan for any period after the Merger Date and (c) all substantive provisions of the Plan

(as amended from time to time) shall apply to the former MSH Plan participants. From and after the Merger Date, the named fiduciaries under the Plan shall have the authority to control and manage the operation of the merged plans and the trust maintained thereunder within their designated areas of responsibility, all as provided in the Plan. Notwithstanding the foregoing, the physical transfer of the custody of the assets of the MSH Plan transferred pursuant to this paragraph will be made as soon as administratively practicable on or following the Merger Date.

(2)
An Employee's prior service with (A) Maintenance Supply Headquarters, LP, (B) MSH, LLC, (C) Central Wholesalers, Inc., or (D) Central Wholesalers, LLC shall be counted, to the extent required by law, for purposes of participation under the Plan, and such Employee's Service under the Plan shall not be less than their years of service under the MSH Plan as of the Merger Date. Any Employee who was eligible to participate in the MSH Plan on or before December 31, 2019 shall be immediately eligible to participate in the Plan and make Salary Deferral Contributions and receive Company Matching Contributions as of January 1, 2020, regardless of the eligibility requirements under Sections 3(a)(3) and 3(b)(3) of the Plan.

(3)	All nonvested participant accounts under the MSH Plan, including accounts of terminated employees, shall automatically become 100% vested as of the Merger Date.

(4)
Following the Merger Date, (A) a Participant may withdraw all or any amount from the Participant’s Rollover Account in the MSH Plan that is transferred to a Rollover Account in the Plan, and earnings on such amount after the Merger Date, at any time, and (B) a Participant may withdraw all or any amount from the Participant’s vested accounts under the MSH Plan that are transferred to accounts in the Plan, and earnings on such amounts after the Merger Date, upon becoming Disabled. Any withdrawals pursuant to this paragraph must be made in accordance with procedures established by the Committee.

(5)	All applicable beneficiary designations, spousal consents, and other elections (other than investment elections) and designations made by participants or others under the MSH Plan shall continue in full force and effect from and after the Merger Date unless and until subsequently changed in accordance with the terms of the Plan.
4.    Except as expressly or by necessary implication amended by this Amendment Number Nine, the Plan shall continue in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment Number Nine to be executed by its duly authorized officer this 12 day of December, 2019.

LOWE’S COMPANIES, INC.

By: /s/ Jennifer L. Weber